Exhibit 99.3

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
)
IN RE	)	CIVIL ACTION NO. H-02-1810
	)	(CONSOLIDATED)
RELIANT SECURITIES LITIGATION	)	Judge Ewing Werlein, Jr.
)
THIS DOCUMENT RELATES TO:	)
ALL ACTIONS	)
)

MEMORANDUM OF UNDERSTANDING

The parties to this litigation, by and through their undersigned attorneys, have reached an agreement in principle for the settlement of the litigation on the terms set forth below, subject to Court approval. The parties to this settlement are Lead Plaintiff Louisiana Municipal Police Employees’ Retirement System, on behalf of themselves and the class certified by the Court, and Defendants Centerpoint Energy, Inc., Reliant Energy, Inc., R. Steve Letbetter, Stephen W. Naeve, Mary P. Ricciardello, Joe Bob Perkins (the “Reliant Defendants”) and Deloitte & Touche LLP (“Deloitte”).

This binding Memorandum of Understanding (“MOU”) sets forth the general terms of the proposed settlement (the “Settlement”). It is further intended to be used as a basis for drafting a Stipulation and Agreement of Settlement (the “Stipulation”) and accompanying papers which shall embody the terms set forth herein and such other and consistent terms as are agreed upon by counsel for the parties.

1.                                       Defendants shall pay or cause to be paid to the Class (as defined in the Court’s certification order of February 18, 2005), in settlement of the claims against them, the following sums: $68,000,000 (sixty-eight million dollars), which shall be paid by or on behalf of the Reliant Defendants, and $7,000,000 (seven million dollars), which shall be paid by or on behalf of Deloitte. These funds shall be deposited into an interest-bearing escrow account designated by Lead Plaintiff’s counsel (the “Escrow Account”) within ten business days after the signing of the Stipulation, and no earlier than September 1, 2005. All interest earned on these funds shall remain in the Escrow Account and be added to these funds (together, the “Settlement Fund”), unless the Settlement does not become effective. The parties agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation s. 1.468B-1.  Lead Plaintiff’s counsel shall administer the Escrow Account.  All reasonable costs and expenses of class notice and administration of the Settlement shall be paid from the Escrow Account when incurred.  If the Settlement is terminated or canceled or otherwise does not become effective, each depositor will be promptly refunded the amount it caused to be contributed to the Escrow Account, plus the amount of interest earned on each such contribution, less the amount of any expenses incurred relating to notice and/or administration, pro rated based on the amount of the contribution, and less any taxes due with respect to income on each respective contribution.

2.                                       Lead Plaintiff shall dismiss the Action with prejudice upon final approval of the Settlement, and the final judgment shall contain a broad form release of all claims, including “unknown claims” as defined in California Civil Code Section 1542, arising out of the purchase of Reliant Resources common stock during the class period which have been or could have been asserted by any member of the Class in this action against the Defendants, their past or present subsidiaries, parents, successors and predecessors, partners, principals, officers, directors, shareholders, agents, employees, attorneys, advisors, insurers, and investment advisors, auditors, accountants and any person, firm, company, partnership, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of the Defendants.  Defendants shall release Lead Plaintiff, the members of the Class, the Louisiana School Employees’ Retirement Systems, and the Boca Raton Police & Firefighters Retirement System and their counsel from any claims relating to the institution, prosecution or settlement of the action.

3.                                       All applications to the Court with respect to any aspect of this Settlement shall be presented to and determined by United States District Judge Ewing Werlein, Jr. Immediately upon execution of this MOU, the parties shall advise the Court of this Agreement and shall seek a stay of all pending motions and schedules pending effectuation of the Settlement.

4.                                       Following execution of this Settlement, the parties and their counsel shall use their best efforts to finalize and execute an appropriate Stipulation and Agreement of Settlement and such other documentation as may be required or appropriate in order to secure approval by the Court of the Settlement of the Action upon the terms set forth in this MOU.  Promptly upon the execution of the Stipulation, the parties shall apply to the Court for preliminary approval of the Settlement and for the scheduling of a hearing for consideration of final approval of the Settlement and Lead Plaintiff, counsel’s application for an award of attorneys’ fees and expenses.

5.                                       This MOU is a binding and enforceable contract, which the parties intend will lead to a final settlement of the action and shall use their best efforts to negotiate a binding

Stipulation to be submitted to the Court for preliminary and final approval.  The parties agree that should they reach an impasse in negotiating the terms of the Stipulation, they will present such issue(s) to mediation before the Honorable Nicholas Politan.

6.                                       The Stipulation shall provide (among other terms) that:

(a) the parties shall seek from the Court an order of preliminary approval of the Stipulation and Settlement and directing that notice of pendency and settlement be provided to the Class;

(b) the consideration described in paragraph 1 shall be timely provided;

(c) Defendants have denied and will continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law, and state that they are entering into this Settlement to eliminate the burden and expense of further litigation;

(d) neither the Settlement nor any of its terms shall constitute an admission or finding of wrongful conduct, acts or omissions;

(e) Lead Plaintiff, Defendants, and their counsel shall not make any applications for sanctions pursuant to Rule 11 of the Federal Rules of Civil Procedure (“F.R.C.P.”) or other court rule or statute with respect to any claims or defenses in this action;

(f) the allocation of the Settlement Fund among the members of the Class shall be subject to a plan of allocation to be proposed by Lead Plaintiff’s counsel and approved by the Court; Defendants will take no position with respect to such proposed plan of allocation or such plan as may be approved by the Court; such plan of allocation is a matter separate and apart from the proposed Settlement between the parties and any decision by the Court concerning the plan of allocation shall not affect the validity or finality of the proposed Settlement;

(g) Defendants shall take no position with respect to any questions concerning Lead Plaintiff’s counsel’s request for an award of attorneys’ fees and reimbursement of expenses; and

(h) Lead Plaintiff’s counsel may apply for and receive an award of attorneys’ fees and reimbursement of expenses from the Settlement Fund in such amounts as may be approved by the Court, and any such award shall be paid to Lead Plaintiff’s counsel immediately upon the Court’s approval of the Settlement and award, subject to counsel’s obligation to pay back any such amount if, and to the extent that, the award ordered is amended or does not become final.

(7) The parties will enter into a separate agreement allowing the Defendants to withdraw from the Settlement in the event that Class members holding in excess of an enumerated number of shares opt out of the Settlement.

(8) Defendants deny the claims asserted in the Action.  Defendants will not deny that, based upon the publicly-available information at all times since the time the action was filed, the litigation was filed and conducted in good faith and in accordance with F.R.C.P. Rule 11, and is being settled voluntarily after consultation with competent legal counsel.  The final judgment will contain a statement that the parties agree that, during the course of the litigation, the parties and their respective counsel at all times complied with the requirements of F.R.C.P. Rule 11.

(9) Lead Plaintiff’s counsel shall designate the settlement claims administrator, subject to Court approval.  Defendant Reliant Energy shall provide or cause to be provided to the settlement claims administrator its shareholder lists as appropriate for providing notice to the Class.

(10) If the Settlement outlined in this MOU is not approved by the Court or is terminated: (a) the Settlement shall be without prejudice, and none of its terms shall be effective or enforceable, except to the extent costs of notice and administration have been incurred or expended pursuant to the execution of this MOU; and (c) the fact and the terms of this Settlement shall not be admissible in any trial of this action.

(11) This MOU may be executed in counterparts, including by signature transmitted by facsimile.  Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.  The undersigned signatories represent that they have authority from their clients to execute this MOU.  The terms of this MOU and Settlement shall inure to and be binding upon the parties and their successors in interest.

IT IS HEREBY AGREED by the undersigned this July 29, 2005.

BERMAN DEVALERIO PEASE TABACCO BURT & PUCILLO

By:	/s/ Michael J. Pucillo
Michael J. Pucillo (Admitted Pro Hac Vice)
Florida Bar No. 261033
Wendy H. Zoberman (Admitted Pro Hac Vice)
Florida Bar No. 434670
Jay W. Eng (Admitted Pro Hoc Vice)
Florida Bar No. 0146676
515 N. Flagler Drive, Suite 1701
West Palm Beach, FL 33401
Tel: 561/835-9400
Fax: 561/835-0322
E-Mail: Lawfla@bermanesq.com

Peter A. Pease
Joseph C. Merschman
One Liberty Square
Boston, MA 02109
Tel: 617/542-8300
Fax: 617/542-1194
E-Mail: Law@bermanesq.com

LEAD COUNSEL

Jacks C. Nickens
Attorney-in-Charge
NICKENS, KEETON, LAWLESS & FLACK, LLP
600 Travis, Suite 8500
Houston, TX 77002
Tel: 713/571-9191
Fax: 713/571-9652

LIAISON COUNSEL

BAKER & BOTTS L.L.P.

By:	/s/ James Edward Maloney
James Edward Maloney, Esq.
Maria Wyckoff Boyce, Esq.
David Isaak, Esq.
910 Louisiana, Suite 3000
Houston, TX 77002
Tel: 713/229-1234
Fax: 713/229-1522

ATTORNEY FOR DEFENDANTS CENTERPOINT ENERGY, INC., RELIANT ENERGY, INC., R. STEVE LETBETTER, STEPHEN W. NAEVE, MARY P. RICCIARDELLO

BECK, REDDEN & SECREST, LLP

By:	/s/ Eric J.R. Nichols
Eric J.R. Nichols
Jeanne Sommerfeld
1221 McKinney Street, Suite 4500
Houston, Texas 77010-2010
Tel: 713/951-3700
Fax: 713/951-3720

Of Counsel
Michael P. Carroll, Esq.
Amelia T.R. Starr, Esq.
Neal A. Potischman, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Tel: 212/450-4000
Fax: 212/450-3800

ATTORNEY FOR DEFENDANT DELOITTE & TOUCHE, LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

By:	/s/ Kevin J. Harnisch
Kevin J. Harnisch, Esq.
1001 Pennsylvania Ave., NW,
Suite 800
Washington, DC 20004-2505
Tel: 202/639-7054
Fax: 202/639-7003

ATTORNEY FOR DEFENDANT JOE BOB PERKINS